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                                                                     Exhibit l.1



                       [Willkie Farr & Gallagher letterhead]

January 18, 2002


Intermediate Muni Fund, Inc.
666 Fifth Avenue
New York, New York 10103

Ladies and Gentlemen:

We have acted as counsel to Intermediate Muni Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), in connection with the preparation of a registration statement on Form N-2 (the "Registration Statement") and the prospectus forming part of the Registration Statement (the "Prospectus"), relating to the offer and sale of up to 2,000 shares of Municipal Auction Rate Cumulative Preferred Stock, Series M, of the Fund, par value $.001 per share (the "Preferred Shares").

We have examined copies of the Fund's charter, as amended from time to time (the "Charter"), and by-laws, the Registration Statement, resolutions adopted by the Fund's Board of Directors (the "Board") on October 14 and December 14, 2001, and January 10, 2002, the form of the Fund's Articles Supplementary relating to the Preferred Shares (the "Articles Supplementary") and any other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinions, we have relied on certificates and statements of officers and representatives of the Fund and others.

Based on and subject to the foregoing, we are of the opinion that when the Pricing Committee of the Board of Directors has established the final number and terms of the Preferred Shares, pursuant to authority delegated to it by the Board of Directors, and the Articles Supplementary as approved by the Pricing Committee of the Board of Directors have been filed with the Maryland State Department of Assessments and Taxation, the Preferred Shares to be offered for sale pursuant to the Registration Statement will have been duly authorized and, when thereafter sold, issued and paid for as contemplated by the Registration Statement and Articles Supplementary, will have been validly and legally issued and will be fully paid and non-assessable.

We are admitted to the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinion set forth above is accordingly limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard, LLP appended to this letter. We assume no obligation to revise or supplement this

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Intermediate Muni Fund, Inc.
January 18, 2002
Page 2

opinion should the present laws of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of changes of circumstances or events which occur subsequent to this date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement under "Legal Opinions." We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person, except Salomon Smith Barney Inc., without our prior written consent.

Very truly yours,


Willkie Farr & Gallagher